Exhibit 99.1

Phillips 66, Spectra Energy Announce Plan to Strengthen DCP Midstream

HOUSTON, Sept. 8, 2015 — Phillips 66 (NYSE: PSX) and Spectra Energy (NYSE: SE), 50/50 joint venture owners in DCP Midstream, LLC, have entered into a nonbinding letter of intent for contributing assets to strengthen DCP Midstream. This transaction is expected to provide DCP Midstream with a stronger balance sheet and increased financial flexibility, and positions DCP to grow through commodity price cycles.

Spectra Energy has agreed to contribute its ownership interest in both the Sand Hills and Southern Hills NGL pipelines. Phillips 66 has agreed to contribute $1.5 billion in cash, which is expected to be used to pay down a portion of the DCP Midstream revolving credit facility. The transaction, anticipated to close in the fourth quarter of this year, is subject to the parties entering into a definitive agreement and customary consents, including approval by Spectra Energy Partners’ board of directors and regulatory approvals.

The proposed transaction complements efforts at DCP Midstream to reduce operating costs, sell certain non-core assets, and convert certain contracts from commodity price sensitive to fee-based.

“DCP Midstream is a valuable portion of our NGL value chain and part of our plans to grow,” said Greg Garland, chairman and CEO of Phillips 66. “This infusion of cash and operating assets by the joint venture owners will enhance the credit profile of DCP Midstream, provide stability to the existing business and allow pursuit of growth opportunities.”

“The contribution of the one-third interests in Sand Hills and Southern Hills will diversify DCP Midstream by enhancing the balance of fee-based assets while building on the re-contracting work already underway,” said Greg Ebel, chairman and CEO of Spectra Energy. “In addition, the infusion of cash to pay down debt will result in DCP Midstream bank credit metrics that will be much stronger, allowing DCP to continue providing excellent service to customers and retain its number one position in gas processing and NGL production. This deal also retains the upside for owners as commodities improve.”

Following this transaction, Phillips 66 and Spectra Energy will remain 50/50 joint venture owners of DCP Midstream. Headquartered in Denver, DCP Midstream, LLC has strategically located assets in liquids-rich developments and is the largest natural gas processor and the largest natural gas liquids producer in the U.S. In addition, DCP Midstream, LLC has a midstream master limited partnership, DCP Midstream Partners, LP (NYSE: DPM). The partnership is engaged in all stages of the midstream business.

CAUTIONARY STATEMENTS

This press release contains forward-looking statements as defined under the federal securities laws. Although the companies believe that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the companies’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what the companies anticipated, estimated, projected or expected. Factors that may have a direct bearing on the forward-looking statements include, without limitation, completion or timing of the anticipated contributions. Other factors that may have direct bearing on the forward-looking statements are described in the filings that each company makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and the companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $50 billion of assets as of June 30, 2015. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

About Spectra Energy

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

About DCP Midstream, LLC

DCP Midstream, LLC leads the midstream segment as the largest natural gas processor, the largest natural gas liquids producer and one of the largest marketers in the U.S. DCP Midstream operates in 17 states across major producing regions. The company is a 50-50 joint venture between Phillips 66 and Spectra Energy. It owns the general partner of DCP Midstream Partners, LP (NYSE: DPM), a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company and the largest private company in Denver, the city of its headquarters. For more information, visit the DCP Midstream website at www.dcpmidstream.com.

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CONTACTS

Phillips 66

C.W. Mallon (investors)

832-765-2297

c.w.mallon@p66.com

Dennis Nuss (media)

832-765-1850

dennis.h.nuss@p66.com

Spectra Energy

Roni Cappadonna (investors)

(713) 627-4778

vacappadonna@spectraenergy.com

Phil West (media)

(713) 627-4747 (24-hour media line)

PRWest@spectraenergy.com